Exhibit 99.1
Andeavor Reports Second Quarter 2017 Results

•	Andeavor reported earnings of $40 million, or $0.31 per diluted share, consolidated net earnings of $87 million and EBITDA of $470 million

•
Results include a pre-tax expense of $209 million related to a LCM inventory adjustment, pre-tax acquisition and integration costs of $124 million, additional non-deductible tax expense of $12 million and a net pre-tax gain of $20 million related to Andeavor Logistics

•	Closed acquisition of Western Refining on June 1, 2017; integration progressing and current annual synergy run-rate of $80 million already achieved

•	Returned $213 million to shareholders; executed $400 million in total share repurchases through August 8, 2017

•	Received permits and began construction on Los Angeles Integration and Compliance and Anacortes Isomerization projects

•	Increased quarterly cash dividend by 7.3% to $0.59 per share

•	Achieved investment grade credit ratings from all three rating agencies

•	Continue to progress discussions related to a potential merger with Western Refining Logistics

•	Andeavor and Andeavor Logistics agreed to pursue a buy-in of the IDRs in exchange for units

SAN ANTONIO, TEXAS - August 8, 2017 - Andeavor (NYSE: ANDV) today reported second quarter earnings of $40 million, or $0.31 per diluted share, compared to $418 million, or $3.47 per diluted share a year ago. Consolidated net earnings were $87 million for the second quarter 2017 compared to $449 million for the same period last year. EBITDA for the second quarter 2017 was $470 million compared to $956 million last year. Second quarter 2017 results included a pre-tax expense of $209 million related to a lower of cost or market (LCM) inventory adjustment, pre-tax acquisition and integration costs of $124 million related to the Western Refining (Western) acquisition, additional tax expense of $12 million related to non-deductible acquisition costs and a net pre-tax gain of $20 million related to Andeavor Logistics LP (NYSE: ANDX). Second quarter 2016 results include a pre-tax benefit of $363 million related to a LCM inventory adjustment.

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited) ($ in millions, except per share data)	2017	2016	2017	2016
Operating Income
Marketing	$236	$161	$369	$388
Logistics	167	118	317	237
Refining	45	527	79	434
Total Segment Operating Income	$448	$806	$765	$1,059
Net Earnings From Continuing Operations Attributable to Andeavor (a)	$40	$418	$90	$476

Diluted EPS - Continuing Operations	$0.31	$3.47	$0.72	$3.94
Diluted EPS - Discontinued Operations	—	—	—	0.09
Total Diluted EPS	$0.31	$3.47	$0.72	$4.03

(a)	Referred to in the body of this press release as “earnings.”

"Our results for the quarter were strong, driven by our highly integrated business model, continued execution of improvements to operating income and the contribution from the Western acquisition,"

said Greg Goff, Chairman and CEO. "We are excited about the continued transformation of Andeavor and we achieved several significant milestones during and shortly after the quarter, including an accelerated start to integrating Western, receiving the permits and beginning construction on our Los Angeles Refinery Integration and Compliance and Anacortes Isomerization projects, acquiring stores in Northern California for our Marketing system and commencing business in Mexico.”

SEGMENT RESULTS
MARKETING. Beginning this quarter, the Company has provided additional analytical information about the Marketing segment in the attached tables including: separate volumes and fuel margins for our Retail and Branded channel and our Unbranded channel, merchandise margin and station count.

Marketing segment operating income was $236 million, segment EBITDA was $250 million and fuel margins were 13.4 cents per gallon in the second quarter 2017. This compares to operating income of $161 million, segment EBITDA of $173 million and fuel margins of 10.5 cents per gallon last year. Retail and Branded fuel margins improved to 23.2 cents per gallon from 19.8 cents per gallon in 2016 due to favorable market conditions driven by strong PADD 5 gasoline demand. Through May 2017, PADD 5 gasoline demand is up 2.0%. Unbranded fuel margins were 3.1 cents per gallon compared to 0.7 cents per gallon last year also due to strong gasoline demand. Merchandise gross margin increased to $20 million from $2 million in 2016 driven by the Western acquisition.

Andeavor continued to grow its network of branded stores, increasing by 627 stores, or 26%, to 3,073. This was primarily driven by the additional stores from the Western acquisition and the continued execution of the Company’s organic growth plan.

LOGISTICS. Logistics segment operating income increased to $167 million in the second quarter 2017 from $118 million a year ago and segment EBITDA increased to $238 million from $167 million last year. Results include a $25 million net gain related to the successful sale of the Alaska Terminal, which was due to the Consent Decree associated with the Alaska Storage and Terminalling Assets acquisition completed in 2016 and a $5 million negative impact related to settlement of a customer dispute.

The increase in segment operating income and segment EBITDA was primarily driven by contributions from the North Dakota Gathering and Processing Assets acquisition completed in the first quarter 2017, strong refinery utilization and product demand generating higher throughput at the Company’s California marine terminals, contributions from the Northern California Terminalling and Storage Assets and Alaska Storage and Terminalling Assets acquisitions completed in 2016 and one month of results from the Company’s Permian and Northern Great Plains logistics and wholesale operations added as part of the Western acquisition.

REFINING. Refining segment operating income was $45 million for the second quarter 2017 compared to operating income of $527 million in 2016. Segment EBITDA was $206 million compared to $697 million in 2016. Second quarter 2017 segment operating income and segment EBITDA included a pre-tax expense of $209 million related to a LCM inventory adjustment. Second quarter 2016 segment operating income and segment EBITDA included a pre-tax benefit of $363 million related to a LCM inventory adjustment.

The Tesoro Index(b) was $14.70 per barrel during the second quarter with a gross refining margin of $768 million, or $9.45 per barrel. This compares to the Tesoro Index of $13.93 per barrel with a gross refining margin of $1.1 billion, or $15.70 per barrel in the second quarter 2016. Other than the LCM impact, the year-over-year increase in gross refining margin reflects the continued delivery of improvements to operating income, contributions from the Western acquisition and stronger refining crack spreads. Total refinery throughput for the quarter was 893 thousand barrels per day, or 91% utilization, compared to 802 thousand barrels per day, or 92% utilization for 2016. One month of Western throughput accounted for 88 thousand barrels per day of Andeavor’s total throughput. Manufacturing costs in the second quarter 2017 were $5.67 per barrel compared to $5.01 per barrel a year ago, slightly higher in 2017 primarily a result of higher energy costs.

The Company will release an updated index, the Andeavor Index(c), in the third quarter 2017, primarily to reflect the Western acquisition.

CORPORATE AND OTHER
Corporate and unallocated costs for the second quarter 2017 were $228 million and included $124 million of costs related to the acquisition and integration of Western. Net interest was $87 million in the second quarter 2017, which includes $11 million of additional interest related to the acquisition of Western prior to closing on June 1, 2017. The effective tax rate for the second quarter 2017 was 39.2%. The effective tax rate was higher than the Company’s historical rate primarily driven by the additional tax expense of $12 million related to non-deductible acquisition costs.

BALANCE SHEET AND CASH FLOW
Andeavor ended the second quarter with $1.1 billion in cash and cash equivalents. This was down from $3.3 billion at the end of 2016 primarily due to the closing of the Western acquisition and Andeavor Logistics’ acquisition of the North Dakota Gathering and Processing Assets. Andeavor has $2.4 billion of availability under its revolving credit facility. Total debt, net of unamortized issuance costs, was $7.6 billion or 38% of total capitalization at the end of the second quarter. Excluding Andeavor Logistics and Western Refining Logistics, LP (NYSE: WNRL) debt and equity, total debt was $3.5 billion or 28% of total capitalization.

Capital spending for the second quarter 2017 was $218 million for Andeavor, $45 million for Andeavor Logistics and $4 million related to WNRL for June 2017. Turnaround expenditures for the second quarter were $196 million. The Company continues to expect 2017 capital expenditures of approximately $1.35 billion, consisting of approximately $1.0 billion at Andeavor, $325 million at Andeavor Logistics and $25 million at WNRL. Turnaround expenditures for the full year 2017 are expected to be $485 million.

The Company repurchased 1.6 million shares for approximately $148 million in the second quarter. As of August 8, 2017, the Company has executed approximately 4.2 million of share repurchases for approximately $400 million and has $1.7 billion remaining under its previously approved share repurchase programs. The Company paid cash dividends of $65 million in the second quarter 2017. Additionally, Andeavor today announced that the board of directors has increased the quarterly cash dividend by 7.3% to $0.59 per share, payable on September 15, 2017 to all holders of record as of August 31, 2017. Andeavor is committed to maintaining a strong, investment grade balance sheet and has flexibility and discipline to continue to invest in high-return capital projects, pursue strategic acquisitions and return cash to shareholders through share repurchases and dividends.

STRATEGIC UPDATE
WESTERN ACQUISITION AND SYNERGIES. On June 1, 2017, Andeavor completed its $5.8 billion acquisition of Western. The Company remains confident in delivering an expected $350 to $425 million in annual run-rate synergies by June 2019, the second year following the close of the transaction. This includes approximately $120 to $160 million from value chain optimization, $130 to $140 million from operational improvements and $100 to $125 million from corporate efficiencies.

Andeavor estimates it has achieved approximately $80 million in annual run-rate synergies as of August 8, 2017, consisting primarily of approximately $70 million of Corporate Efficiencies and the remainder in Value Chain Optimization and Operational Improvements. The Company has also realized approximately $115 million in one-time cash benefits as part of the acquisition, primarily from the return of cash collateral held by Western Refining suppliers due to the stronger credit profile of Andeavor.

Western’s business recorded a net loss of $32 million and $(30) million of EBITDA for the one month of operations during the quarter. These results include a pre-tax expense of $43 million related to a LCM inventory adjustment, pre-tax acquisition and integration costs, including severance, of $73 million related to the acquisition and additional tax expense of $3 million related to non-deductible acquisition costs incurred directly by Western.

POTENTIAL MERGER AND IDR BUY-IN. During the quarter, Andeavor indicated it had authorized management to work with the board of directors and management of Andeavor Logistics to consider and begin to negotiate a merger of Andeavor Logistics and WNRL and change the capital structure of Andeavor Logistics with respect to the incentive distribution rights (IDRs).

After evaluating many options related to the IDRs, both Andeavor and Andeavor Logistics’ preferred approach is to pursue a buy-in in exchange for common units. The transactions require approval of the board of directors of all three companies as well as the conflicts committees of both MLPs. Management believes it will be able to complete negotiations and announce the transactions during the third quarter 2017.

LOS ANGELES INTEGRATION AND COMPLIANCE PROJECT. During the quarter, Andeavor received permits for the Los Angeles Refinery Integration and Compliance Project (LARIC) project and has commenced construction. The Company expects to spend $510 million on the project and anticipates full completion in 2019. The LARIC project will be completed in multiple stages; Andeavor expects to complete the Los Angeles Refinery Interconnect Pipeline System further connecting both portions of the Los Angeles refining complex in July 2018 and expects to decommission the fluid catalytic cracking unit (FCCU) by year end 2018. This investment is expected to deliver $65 million of annual net earnings and $125 million of annual EBITDA, consistent with the project’s initial targets.

ANACORTES ISOMERIZATION PROJECT. In July 2017, Andeavor received the permit for the Isomerization project at its Anacortes Refinery and has commenced construction. Andeavor expects the $170 million Isomerization Project to be completed and operational in the second quarter 2018. The Company expects the project to deliver $20 million of annual net earnings and about $40 million of annual EBITDA, consistent with the project’s initial targets. Andeavor has received a permit from the Northwest Clean Air Agency for the Mixed Xylenes Project, which allows the Company to move forward in obtaining the remaining permits for the project.

OPERATIONS IN MEXICO. In July 2017, Andeavor announced it reached a definitive agreement with Petróleos Mexicanos (Pemex) for terminalling and transportation services in Mexico, allowing the potential for the Company to supply 30 to 40 thousand barrels per day of transportation fuels in the states of Sonora and Baja California, Mexico. Also in July, the Company announced it reached a definitive agreement for the supply of fuel in the states of Sonora and Baja California, Mexico. This agreement allows Andeavor to begin wholesale marketing operations in Mexico using the ARCO® brand with the first stores expected to open within the next 60 days. These agreements support the Company’s integrated value chain by extending the marketing presence into the growing market in Mexico. The Company expects to increase its marketing presence across the entire northern part of Mexico over the next few years.

MARKETING ACQUISITION. In July 2017, Andeavor acquired 39 stores primarily in Northern California at an approximately seven times multiple based on estimated annual EBITDA. The Company expects this acquisition to further strengthen its integrated business by expanding its retail presence in Northern California by approximately six thousand barrels per day. The acquisition closed and the Company began operating the locations in July. Andeavor is committed to driving growth and improvements in its Marketing business by focusing on higher-value, branded distribution channels, adding new retail sites to its network and implementing store improvements to enhance the Company’s convenience store position, and expects these sites to contribute $10 million of annual net earnings and $25 million of annual EBITDA.

DRILLING JOINT VENTURE IN THE UINTA BASIN. During the quarter, Andeavor announced the formation of a drilling joint venture with EP Energy Corporation (NYSE: EPE) to fund a multi-year waxy crude oil and natural gas development in the Uinta Basin of Utah. The agreement allows the Company to secure additional supply of the advantaged waxy crude oil to optimize the operations of the Salt Lake City Refinery. The 60 well drilling program started production in July 2017.

DICKINSON REFINERY RENEWABLE FEEDSTOCKS. During the quarter, Andeavor received a grant from the North Dakota Industrial Commission to begin processing renewable feedstocks into diesel. The project will allow the Dickinson refinery to retrofit the existing diesel hydrotreater to be able to co‑process up to 5% or 16,800 gallons per day of renewable feedstocks such as vegetable, corn or soybean oils, while continuing to process Bakken crude oil. The renewable feedstocks will be refined into a conventional/renewable diesel blend that will be marketed locally in North Dakota. The project is expected to begin production in early 2018.

IMPROVEMENTS TO OPERATING INCOME. Andeavor reiterated its market assumptions for 2017, which include an Andeavor Index of $12 to $14 per barrel and Marketing segment fuel margins of 11 to 14 cents per gallon. The Company also reiterated its commitment to delivering an estimated $475 to $575 million of improvements to operating income in 2017 which is comprised of $395 to $475 million from growth and productivity and $80 to $100 million from higher throughput and other operational improvements. These improvements consist of $305 to $355 million in Refining, $125 to $150 million in Logistics and $45 to $70 million in Marketing. All of these improvements exclude any expected synergies from the Western acquisition.

Through the first half of the year, the Company has delivered approximately 50% to 55% of the improvements. Estimated Marketing and Logistics improvements are trending above their ranges, however, estimated Refining improvements are trending slightly below the range.

PUBLIC INVITED TO LISTEN TO ANALYST AND INVESTOR CONFERENCE CALL
At 7:30 a.m. CT tomorrow morning, Andeavor will live broadcast its conference call with analysts regarding second quarter 2017 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.andeavor.com.

ABOUT ANDEAVOR
Andeavor is a premier, highly integrated marketing, logistics and refining company. Andeavor's retail-marketing system includes more than 3,100 stores marketed under multiple well-known fuel brands, including ARCO®, SUPERAMERICA®, Shell®, Exxon®, Mobil®, Tesoro®, USA Gasoline(TM) and Giant®. It also has ownership in two logistics businesses, which include Andeavor Logistics LP and Western Refining Logistics, LP and ownership of their general partners. Andeavor operates 10 refineries with a combined capacity of approximately 1.2 million barrels per day in the mid-continent and western United States.

This earnings release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including continued growth, maintaining a strong balance sheet, investing in high-return capital projects, pursuing strategic acquisitions, returning cash to our shareholders, driving growth and improvements, and adding new retail sites and implementing store improvements; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; expectations regarding future economic and market conditions and their effects on us; delivery of synergies; the amount and timing of future dividends; statements regarding the potential merger, consolidation or combination of Andeavor Logistics and WNRL and potential changes to the capital structure of Andeavor Logistics, and the expected timing thereof; statements regarding the LARIC and Isomerization projects, including the expected costs, benefits and timing thereof, and the expected annual net earnings and annual EBITDA delivered by each; statements regarding the Mixed Xylenes Project and future plans; statements regarding the agreements with Pemex and ProFuels, and the expected benefits and timing thereof, including expectations related to increased marketing presence in Mexico; statements regarding the Northern California retail station acquisition, and the expected benefits thereof, including the expected contribution to annual net earnings and annual EBITDA; statements regarding the Dickinson refinery project and the expected benefits and timing thereof; and our 2017 outlook, including expectations relating to the Andeavor Index, marketing segment fuel margins, annual improvements to operating income and the drivers thereof, including expectations with respect to each segment, 2017 total capital expenditures and the allocation thereof, including turnaround expenditures, third quarter 2017 guidance, Marketing segment projected segment operating income and annual segment EBITDA, and Logistics segment 2017 projected operating income and annual segment EBITDA. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at www.andeavor.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:

Investors:
Brian Randecker, Investor Relations, (210) 626-4757

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

(b)
As a performance benchmark, we utilize crack spreads and the Tesoro Index to measure the difference between market prices for crude oil and refined products. Crack spreads are a commonly used proxy within the industry to estimate or identify trends in gross refining margins, while the Tesoro Index is more specifically designed around Andeavor’s assets. Crack spreads and the Tesoro Index can fluctuate significantly over time as a result of market conditions and supply and demand balances. For example, The West Coast 321 crack spread is calculated using three barrels of Alaska North Slope crude oil (ANS) producing two barrels of Los Angeles CARB gasoline and one barrel of Los Angeles CARB diesel. In comparison the Tesoro Index uses several crude oils and approximately 8 to 10 products to provide a potentially closer representation of the available margin. Our actual gross refining margins differ from these crack spreads and the Tesoro Index based on the actual slate of crude oil we run at our refineries and the products we produce or yield.

(c)
The Company will release an updated Andeavor Index to reflect the Western Refining Acquisition and include the Dickinson refinery acquired in 2016. In conjunction with the addition of the new geographies and market regions to the Company’s footprint, the Andeavor Index will include these changes along with an update to the legacy Tesoro Index. The former Tesoro Index will be adjusted, where appropriate, to reflect changes in both the crude oil slate and product mix that improve the relationship between the index and the associated gross margin. For example, in the California region, the index decreases the weight of Alaska North Slope crude oil (ANS) and relies more heavily on Brent crude oil. Also, in the Mid-Continent region, the new index incorporates Bakken crude instead of weighing solely on WTI crude. It is important to recognize that the Andeavor Index represents yearly average yields, thus, at any given time, the values could differ due to seasonal variation in supply, demand and product qualities. However, these changes will reflect the additional capacity of the Andeavor refining system and directionally improve the index as a directional indicator of performance.

ANDEAVOR
THIRD QUARTER 2017 GUIDANCE (Unaudited)

Throughput (Mbpd)
California	505 - 530
Pacific Northwest	185 - 195
Mid-Continent	400 - 420
Consolidated	1,090 - 1,145

Manufacturing Cost ($/throughput barrel)
California	$ 5.85 - 6.10
Pacific Northwest	$ 3.65 - 3.90
Mid-Continent	$ 4.75 - 5.00
Consolidated	$ 5.10 - 5.35

Corporate/System ($ millions)
Refining depreciation and amortization	$ 160 - 165
Logistics depreciation and amortization	$ 80 - 85
Marketing depreciation and amortization	$ 15 - 20
Corporate and other depreciation and amortization	$ 5 - 10
Corporate expense (before depreciation and integration costs)	$ 145 - 155
Interest expense (before interest income)	$ 95 - 100
Noncontrolling Interest	$ 50 - 60

NON-GAAP MEASURES

Our management uses certain “non-GAAP” performance measures to analyze operating segment performance and “non-GAAP” financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial non-GAAP measures are important factors in assessing our operating results and profitability and include:

•	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expenses

•	Segment EBITDA—a segment’s U.S. GAAP operating income before depreciation and amortization expenses plus equity in earnings (loss) of equity method investments and other income (expense), net

•
Debt to capitalization ratio excluding Andeavor Logistics and Western Refining Logistics, LP (“WNRL”) —the ratio achieved by dividing the net result of our consolidated debt less all debt owed by Andeavor Logistics and WNRL (both net of unamortized issuance costs) by the sum of our consolidated debt less Andeavor Logistics’ total debt (both net of unamortized issuance costs) and our total equity less noncontrolling interest associated with the public ownership of Andeavor Logistics and WNRL

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded companies in the refining, logistics and marketing industries, without regard to historical cost basis or financing methods;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See the tables below for reconciliations between each non-GAAP financial measure and its most directly comparable U.S. GAAP financial measure.

ITEMS IMPACTING COMPARABILITY

On June 1, 2017, we closed the Western Refining Acquisition. Our results include the operations from Western Refining for the period of June 1, 2017 to June 30, 2017 and thus prior periods may not be comparable. With the Western Refining Acquisition, we have updated our segments to reflect the results and operations of Western Refining and WNRL. Our Marketing segment reflects our expanded marketing business that, combined with Western, now consists of expanded wholesale marketing operations and approximately 3,000 retail stores marketed under multiple well-known fuel brands including ARCO®, SUPERAMERICA®, Shell®, Exxon®, Mobil®, Conoco®, Tesoro®, USA GasolineTM and Giant®. Our renamed Logistics segment includes the combined results of Andeavor Logistics and WNRL. We now report the Logistics segment’s results for the combined Gathering and Processing, Terminalling and Transportation and Wholesale Marketing business lines. Our Refining segment reports the results of our refining system that now consists of ten refineries in the western United States with a combined capacity of approximately 1.2 million barrels per day. The Refining segment includes the results from Andeavor’s existing Refining segment and Western’s Refining segment, excluding third-party wholesale marketing operations that is now reported in our Marketing segment.

The Logistics segment’s financial and operational data presented include the historical results of all assets acquired from Andeavor prior to the acquisition dates. The acquisitions from Andeavor were transfers between entities under common control. Accordingly, the financial information contained herein has been retrospectively adjusted to include the historical results of the assets acquired from Andeavor prior to the effective date of each acquisition for all periods presented and do not include revenue for transactions with Andeavor. The Logistics segment’s financial data is derived from the combined financial results of the Logistics segment’s predecessor (the “Predecessor”). We refer to the Predecessor and, prior to each acquisition date, the acquisitions from Andeavor collectively, as “Predecessors.”

ANDEAVOR
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents (Logistics: $31 and $688, respectively)	$1,061	$3,295
Receivables, net of allowance for doubtful accounts	1,391	1,108
Inventories	3,075	2,640
Prepayments and other current assets	508	371
Total Current Assets	6,035	7,414
Property, Plant and Equipment, Net (Logistics: $4,420 and $3,444, respectively)	14,143	9,976
Other Noncurrent Assets, Net (Logistics: $1,583 and $1,478, respectively)	6,851	3,008
Total Assets	$27,029	$20,398

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$2,445	$2,032
Current maturities of debt	478	465
Other current liabilities	1,230	1,057
Total Current Liabilities	4,153	3,554
Deferred Income Taxes	2,088	1,428
Debt, Net of Unamortized Issuance Costs (Logistics: $4,092 and $4,053, respectively)	7,164	6,468
Other Noncurrent Liabilities	1,201	821
Total Equity	12,423	8,127
Total Liabilities and Equity	$27,029	$20,398

ANDEAVOR
RESULTS OF CONSOLIDATED OPERATIONS (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$7,849	$6,285	$14,487	$11,386
Costs and Expenses:
Cost of sales (excluding the lower of cost or market inventory valuation adjustment)	6,217	5,023	11,643	8,889
Lower of cost or market inventory valuation adjustment	209	(363)	209	(216)
Operating expenses	739	602	1,393	1,213
General and administrative expenses	248	94	384	176
Depreciation and amortization expenses	240	210	466	422
(Gain) loss on asset disposals and impairments	(22)	1	(21)	5
Operating Income	218	718	413	897
Interest and financing costs, net	(87)	(60)	(176)	(120)
Equity in earnings of equity method investments	3	3	3	5
Other income, net	9	25	11	32
Earnings Before Income Taxes	143	686	251	814
Income tax expense	56	237	77	267
Net Earnings From Continuing Operations	87	449	174	547
Earnings from discontinued operations, net of tax	—	—	—	11
Net Earnings	87	449	174	558
Less: Net earnings from continuing operations attributable to noncontrolling interest	47	31	84	71
Net Earnings Attributable to Andeavor	$40	$418	$90	$487

Net Earnings Attributable to Andeavor
Continuing operations	$40	$418	$90	$476
Discontinued operations	—	—	—	11
Total	$40	$418	$90	$487

Net Earnings Per Share - Basic:
Continuing operations	$0.31	$3.50	$0.73	$3.98
Discontinued operations	—	—	—	0.09
Total	$0.31	$3.50	$0.73	$4.07
Weighted average common shares outstanding - Basic	130.8	119.5	124.0	119.5

Net Earnings Per Share - Diluted:
Continuing operations	$0.31	$3.47	$0.72	$3.94
Discontinued operations	—	—	—	0.09
Total	$0.31	$3.47	$0.72	$4.03
Weighted average common shares outstanding - Diluted	131.7	120.6	125.0	120.8

ANDEAVOR
SELECTED SEGMENT OPERATING DATA (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Earnings Before Income Taxes
Marketing	$236	$161	$369	$388
Logistics	167	118	317	237
Refining	45	527	79	434
Total Segment Operating Income	448	806	765	1,059
Corporate and unallocated costs	(228)	(88)	(350)	(162)
Elimination and other costs	(2)	—	(2)	—
Operating Income	218	718	413	897
Interest and financing costs, net	(87)	(60)	(176)	(120)
Equity in earnings of equity method investments	3	3	3	5
Other income, net	9	25	11	32
Earnings Before Income Taxes	$143	$686	$251	$814
Depreciation and Amortization Expenses
Marketing	$14	$12	$27	$24
Logistics	68	46	126	92
Refining	153	146	301	294
Corporate	7	6	14	12
Intersegment eliminations	(2)	—	(2)	—
Total Depreciation and Amortization Expenses	$240	$210	$466	$422
Segment EBITDA
Marketing	$250	$173	$396	$412
Logistics	238	167	448	342
Refining	206	697	387	750
Total Segment EBITDA	$694	$1,037	$1,231	$1,504
Capital Expenditures
Marketing	$7	$6	$13	$19
Logistics	49	60	94	120
Refining	154	119	286	219
Corporate	57	24	100	39
Total Capital Expenditures	$267	$209	$493	$397
Turnarounds and Branding Expenditures
Turnarounds and catalysts	$196	$76	$307	$191
Marketing branding	19	19	37	40
Total Turnaround and Branding Expenditures	$215	$95	$344	$231

ANDEAVOR
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of Net Earnings to EBITDA
Net earnings	$87	$449	$174	$558
Depreciation and amortization expenses	240	210	466	422
Interest and financing costs, net	87	60	176	120
Income tax expense	56	237	77	267
EBITDA	$470	$956	$893	$1,367

Reconciliation of Marketing Operating Income to Marketing Segment EBITDA
Marketing Segment Operating Income	$236	$161	$369	$388
Depreciation and amortization expenses	14	12	27	24
Segment EBITDA	$250	$173	$396	$412

Reconciliation of Logistics Operating Income to Logistics Segment EBITDA
Logistics Segment Operating Income	$167	$118	$317	$237
Depreciation and amortization expenses	68	46	126	92
Equity in earnings of equity method investments	3	3	5	7
Other income, net	—	—	—	6
Segment EBITDA	$238	$167	$448	$342

Reconciliation of Refining Operating Income to Refining Segment EBITDA
Refining Segment Operating Income	$45	$527	$79	$434
Depreciation and amortization expenses	153	146	301	294
Equity in loss of equity method investments	—	—	(2)	(2)
Other income, net	8	24	9	24
Segment EBITDA	$206	$697	$387	$750

ANDEAVOR
OTHER SUMMARY FINANCIAL INFORMATION (Unaudited) (In millions)

Western Refining Acquisition - Summary of Integration, Acquisition and Deal-Related Costs (Consolidated)
	Three Months Ended			Cumulative Total
	June 30, 2017	March 31, 2017	December 31, 2016
General and administrative expenses	$124	$16	$3	$143
Interest and financing costs, net	11	17	21	49
Total before income taxes	$135	$33	$24	$192

Components of Our Cash Flows
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash Flows From (Used in):
Operating activities	$670	$444	$770	$628
Investing activities	(519)	(271)	(1,448)	(806)
Financing activities	(1,388)	509	(1,556)	357
Increase (Decrease) in Cash and Cash Equivalents	$(1,237)	$682	$(2,234)	$179

Other Financial Information
	June 30, 2017	December 31, 2016
Total market value of Andeavor Logistics units held by Andeavor (a)	$1,760	$1,730
Total market value of WNRL units held by Andeavor (b)	$821	$—

Cash Distributions Received From Andeavor Logistics (c):
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
For common units held	$32	$27	$63	$52
For general partner units held	39	32	85	57
Total Cash Distributions Received from Andeavor Logistics	$71	$59	$148	$109

(a)
Represents market value of the 34,055,042 common units held by Andeavor at both June 30, 2017, and December 31, 2016, respectively. The market values were $51.69 and $50.81 per unit based on the closing unit price at June 30, 2017 and December 31, 2016, respectively.

(b)	Represents market value of the 32,018,847 common units held by Andeavor at June 30, 2017. The market values were $25.65 per unit based on the closing unit price at June 30, 2017.

(c)	Represents distributions received from Andeavor Logistics during the three and six months ended June 30, 2017 and 2016 on common units and general partner units held by Andeavor.

ANDEAVOR
SEGMENT OPERATING DATA AND RESULTS (Unaudited) ($ in millions, except cents per gallon)

	Three Months Ended June 30,		Six Months Ended June 30,
MARKETING SEGMENT	2017	2016	2017	2016
Revenues	$4,804	$4,099	$8,908	$7,417
Expenses
Cost of sales	4,446	3,847	8,331	6,847
Operating expenses	102	76	170	148
General and administrative expenses	5	2	10	7
Depreciation and amortization expenses	14	12	27	24
Loss on asset disposals and impairments	1	1	1	3
Segment Operating Income	$236	$161	$369	$388
Fuel Sales (millions of gallons)
Retail	353	299	594	583
Branded	861	845	1,681	1,655
Total Retail and Branded	1,214	1,144	2,275	2,238
Unbranded	1,170	1,077	2,177	2,149
Total Fuel Sales	2,384	2,221	4,452	4,387

Number of Branded Stores (at the end of the period)			June 30, 2017	June 30, 2016
Company-operated			457	—
MSO-operated			595	590
Total Retail Stores			1,052	590
Jobber/Dealer operated			2,021	1,856
Total Retail and Branded Stores			3,073	2,446

	Three Months Ended June 30,
	2017		2016		2017		2016		2017		2016		2017	2016	2017	2016
	Retail and Branded Fuel				Unbranded Fuel				Total Fuel				Merchandise		Other
Revenues	$2,676		$2,333		$2,036		$1,744		$4,712		$4,077		$71	$6	$21	$16
Cost of Sales	2,394		2,106		1,999		1,737		4,393		3,843		51	4	2	—
Gross Margin	$282		$227		$37		$7		$319		$234		$20	$2	$19	$16
Fuel Margin (¢/gallon) (d)	23.2	¢	19.8	¢	3.1	¢	0.7	¢	13.4	¢	10.5	¢
Merchandise Margin (%)													28.3%	35.6%

	Six Months Ended June 30, 2017
	2017		2016		2017		2016		2017		2016		2017	2016	2017	2016
	Retail and Branded Fuel				Unbranded Fuel				Total Fuel				Merchandise		Other
Revenues	$5,000		$4,322		$3,795		$3,053		$8,795		$7,375		$77	$12	$36	$30
Cost of Sales	4,529		3,782		3,746		3,057		8,275		6,839		54	8	2	—
Gross Margin	$471		$540		$49		$(4)		$520		$536		$23	$4	$34	$30
Fuel Margin (¢/gallon) (d)	20.5	¢	24.2	¢	2.3	¢	(0.2	)¢	11.6	¢	12.2	¢
Merchandise Margin (%)													28.8%	35.5%

(d)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon and different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by total fuel sales volumes during the period presented. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the Refining segment.

ANDEAVOR
SEGMENT OPERATING DATA AND RESULTS (Unaudited) ($ in millions, except per barrel amounts)

LOGISTICS SEGMENT	Three Months Ended June 30,		Six Months Ended June 30,
Segment Operating Income	2017	2016	2017	2016
Revenues
Gathering and Processing
NGL sales (f)	$81	$27	$164	$54
Gas gathering and processing	87	63	167	131
Crude oil and water gathering	41	32	80	67
Pass-thru and other revenue	41	28	84	60
Terminalling and transportation
Terminalling	159	112	304	220
Pipeline transportation	33	31	63	61
Wholesale
Fuel sales	165	—	165	—
Logistics Revenues (e)	607	293	1,027	593
Expenses
Gathering and Processing
Cost of NGL sales (f)(g)	56	1	115	1
Operating expenses (h)	82	59	159	122
Terminalling and Transportation
Operating expenses (h)	60	47	109	94
Wholesale
Cost of fuel sales	162	—	162	—
Operating expenses (h)	10	—	10	—
General and administrative expenses (i)	28	22	55	46
Depreciation and amortization expenses	68	46	126	92
Gain on asset disposals and impairments	(26)	—	(26)	1
Segment Operating Income	$167	$118	$317	$237

Gathering and Processing
NGL sales (Mbpd) (j)	7.3	7.7	7.4	8.1
Average margin on NGL sales per barrel (f)(g)(k)	$37.45	$36.69	$38.30	$35.54
Gas gathering and processing throughput (thousands of MMBtu/d)	952	854	952	878
Average gas gathering and processing revenue per MMBtu (k)	$1.00	$0.81	$0.97	$0.82
Crude oil and water gathering volume (Mbpd)	269	208	261	212
Average crude oil and water gathering revenue per barrel (k)	$1.64	$1.72	$1.68	$1.74
Terminalling and Transportation
Terminalling throughput (Mbpd)	1,263	1,015	1,142	964
Average terminalling revenue per barrel (k)	$1.39	$1.21	$1.47	$1.26
Pipeline transportation throughput (Mbpd)	918	867	876	845
Average pipeline transportation revenue per barrel (k)	$0.40	$0.40	$0.40	$0.40
Wholesale
Fuel sales (millions of gallons)	101	—	101	—
Average margin on fuel sales per gallon	$0.03	$—	$0.03	$—

(e)
Included in our Refining segment’s cost of sales were Logistics segment revenues for services provided to our refining segment of $271 million and $168 million for the three months ended June 30, 2017 and 2016, respectively, and $474 million and $337 million for the six months ended June 30, 2017 and 2016, respectively. These amounts are eliminated upon consolidation.

(f)
For the three months ended June 30, 2017, our Logistics segment had 20.9 Mbpd of gross natural gas liquids (“NGL”) sales under percent of proceeds (“POP”) and keep-whole arrangements. Our Logistics segment retained 7.3 Mbpd under these arrangements. For the six months ended June 30, 2017, Logistics had 21.0 Mbpd of NGL sales under POP and keep-whole arrangements. Our Logistics segment retained 7.4 Mbpd under these arrangements.The difference between gross sales barrels and barrels retained is reflected in cost of NGL sales resulting from the gross presentation required for the POP arrangements associated with the North Dakota Gathering and Processing Assets.

(g)
Included in cost of NGL sales for the six months ended June 30, 2017 were approximately $2 million of cost of sales related to crude oil volumes obtained in connection with the North Dakota Gathering and Processing Assets acquisition. The corresponding revenues were recognized in pass-thru and other revenue. As such, the calculation of the average margin on NGL sales per barrel excludes this amount.

(h)
Our Logistics segment operating expenses include amounts billed by Andeavor for services provided to our Logistics segment under various operational contracts. Amounts billed by Andeavor totaled $44 million and $34 million for the three months ended June 30, 2017 and 2016, respectively, and $83 million and $69 million for the six months ended June 30, 2017 and 2016, respectively. The net amounts billed include imbalance gains and reimbursements of $5 million for both the three months ended June 30, 2017 and 2016, and $10 million and $12 million for six months ended June 30, 2017 and 2016, respectively. These amounts are eliminated upon consolidation. Logistics segment third-party operating expenses related to the transportation of crude oil and refined products related to Andeavor’s sale of those refined products during the ordinary course of business are reclassified to cost of sales upon consolidation.

(i)
Our Logistics segment general and administrative expenses include amounts charged by Andeavor for general and administrative services provided to our Logistics segment under various operational and administrative contracts. These amounts totaled $19 million and $16 million for the three months ended June 30, 2017 and 2016, respectively, and $39 million and $33 million for the six months ended June 30, 2017 and 2016, respectively, and are eliminated upon consolidation. General and administrative expenses are reclassified to cost of sales as it relates to Andeavor’s sale of refined products in our statements of consolidated operations upon consolidation.

(j)	Volumes represent barrels sold under Logistics’ keep-whole arrangements, net barrels retained under its percent of proceeds (“POP”) arrangements and other associated products.

(k)	Our Logistics segment uses average margin per barrel, average revenue per MMBtu and average revenue per barrel to evaluate performance and compare profitability to other companies in the industry.

•	Average margin on NGL sales per barrel - calculated as the difference between the NGL sales and the costs associated with the NGL sales divided by total NGL sales volumes.

•	Average gas gathering and processing revenue per MMBtu - calculated as total gathering and processing fee-based revenue divided by total gas gathering throughput.

•	Average crude oil and water gathering revenue per barrel - calculated as total crude oil and water gathering fee-based revenue divided by total crude oil and water gathering throughput.

•	Average terminalling revenue per barrel - calculated as total terminalling revenue divided by total terminalling throughput.

•	Average pipeline transportation revenue per barrel - calculated as total pipeline transportation revenue divided by total pipeline transportation throughput.

•	Average margin on fuel sales per gallon—calculated as the difference between the fuel sales and the costs associated with the fuel sales divided by total fuel sales volumes;

There are a variety of ways to calculate these measures; other companies may calculate these in a different way.

ANDEAVOR
SEGMENT OPERATING DATA AND RESULTS (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
REFINING SEGMENT	2017	2016	2017	2016
Revenues
Refined products (l)	$6,658	$5,508	$12,470	$9,793
Crude oil resales and other	391	242	635	453
Refining Revenues	7,049	5,750	13,105	10,246
Cost of Sales
Cost of sales (excluding lower of cost or market adjustments) (e)	6,072	4,967	11,427	8,776
Lower of cost or market adjustments	209	(363)	209	(216)
Refining cost of sales	6,281	4,604	11,636	8,560
Gross refining margin (m)	768	1,146	1,469	1,686
Expenses
Operating expenses
Manufacturing costs	460	365	881	760
Other operating expenses	104	106	199	194
General and administrative expenses	3	2	5	4
Depreciation and amortization expenses	153	146	301	294
Other	3	—	4	—
Segment Operating Income (Loss)	$45	$527	$79	$434

Gross Refining Margin ($/throughput barrel) (m)(n)	$9.45	$15.70	$9.45	$11.70
Manufacturing Cost before Depreciation and Amortization Expenses ($/throughput barrel) (n)	$5.67	$5.01	$5.67	$5.28

Total Refining Segment
Throughput (Mbpd)
Heavy crude	186	165	172	170
Light crude	649	586	628	574
Other feedstocks	58	51	59	48
Total Throughput	893	802	859	792
Yield (Mbpd)
Gasoline and gasoline blendstocks	461	448	454	446
Diesel fuel	205	173	192	173
Jet fuel	133	101	123	108
Other	147	134	141	118
Total Yield	946	856	910	845
Refined Product Sales (Mbpd) (o)
Gasoline and gasoline blendstocks	580	529	541	525
Diesel fuel	199	200	195	198
Jet fuel	156	141	148	138
Other	157	104	136	101
Total Refined Product Sales	1,092	974	1,020	962

(l)
Refined product sales include intersegment sales to our Marketing segment of $3.9 billion and $3.8 billion for the three months ended June 30, 2017 and 2016, respectively and $7.7 billion and $6.8 billion for the six months ended June 30, 2017 and 2016, respectively.

(m)	Gross refining margin is equal to total revenues less total cost of sales including any incremental expense or benefit associated with the LCM adjustments.

(n)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel and manufacturing costs before depreciation and amortization expenses (“Manufacturing Costs”) per barrel. We calculate gross refining margin per barrel by dividing gross refining margin by total refining throughput during period presented. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput.

(o)	Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties.

ANDEAVOR
SEGMENT OPERATING DATA AND RESULTS (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Refining By Region	2017	2016	2017	2016
California (Martinez and Los Angeles)
Revenues
Refined products (l)	$4,048	$3,731	$7,972	$6,678
Crude oil resales and other	77	22	221	102
Regional Revenue	4,125	3,753	8,193	6,780
Cost of Sales
Cost of sales (excluding LCM)	3,506	3,247	7,100	5,784
LCM	98	(235)	98	(144)
Regional Cost of Sales	3,604	3,012	7,198	5,640
Gross refining margin (m)	521	741	995	1,140
Expenses
Manufacturing costs	291	255	586	538
Other operating expenses	59	50	115	86
General and administrative expenses	2	2	4	4
Depreciation and amortization expenses	93	97	187	188
Other	3	—	4	—
Operating Income	$73	$337	$99	$324

Gross refining margin per throughput barrel (m) (n)	$10.78	$15.87	$10.65	$12.86
Manufacturing costs per throughput barrel (n)	$6.02	$5.47	$6.27	$6.07
Capital Expenditures	$77	$59	$141	$116

Throughput (Mbpd)
Heavy crude	168	160	159	166
Light crude	326	314	318	289
Other feedstocks	37	39	39	32
Total Throughput	531	513	516	487

Yield (Mbpd)
Gasoline and gasoline blendstocks	287	301	287	291
Diesel fuel	119	103	111	100
Jet fuel	80	65	71	65
Other	88	89	88	74
Total Yield	574	558	557	530

ANDEAVOR
SEGMENT OPERATING DATA AND RESULTS (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Pacific Northwest (Washington and Alaska)
Revenues
Refined products (l)	$1,174	$1,006	$2,266	$1,788
Crude oil resales and other	65	58	118	86
Regional Revenue	1,239	1,064	2,384	1,874
Cost of Sales
Cost of sales (excluding LCM)	1,120	952	2,137	1,661
LCM	46	(85)	46	(52)
Regional Cost of Sales	1,166	867	2,183	1,609
Gross refining margin (m)	73	197	201	265
Expenses
Manufacturing costs	73	57	140	121
Other operating expenses	20	15	38	28
Depreciation and amortization expenses	27	21	54	44
Operating Income (Loss)	$(47)	$104	$(31)	$72

Gross refining margin per throughput barrel (m) (n)	$4.72	$13.70	$6.24	$8.47
Manufacturing costs per throughput barrel (n)	$4.72	$3.95	$4.35	$3.87
Capital Expenditures	$34	$37	$65	$67

Throughput (Mbpd)
Heavy crude	8	5	8	4
Light crude	148	146	155	157
Other feedstocks	14	7	15	11
Total Throughput	170	158	178	172

Yield (Mbpd)
Gasoline and gasoline blendstocks	71	75	77	80
Diesel fuel	28	29	31	32
Jet fuel	38	26	38	32
Other	40	33	39	34
Total Yield	177	163	185	178

ANDEAVOR
SEGMENT OPERATING DATA AND RESULTS (Unaudited) ($ in millions, except per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Mid-Continent (North Dakota, Utah, New Mexico, Texas, and Minnesota)
Revenues
Refined products (l)	$1,436	$771	$2,232	$1,327
Crude oil resales and other	249	163	296	265
Regional Revenue	1,685	934	2,528	1,592
Cost of Sales
Cost of sales (excluding LCM)	1,446	769	2,190	1,331
LCM	65	(43)	65	(20)
Regional Cost of Sales	1,511	726	2,255	1,311
Gross refining margin (m)	174	208	273	281
Expenses
Manufacturing costs	96	53	155	101
Other operating expenses	25	41	46	80
General and administrative expenses	1	—	1	—
Depreciation and amortization expenses	33	28	60	62
Operating Income	$19	$86	$11	$38

Gross refining margin per throughput barrel (m) (n)	$9.96	$17.45	$9.14	$11.61
Manufacturing costs per throughput barrel (n)	$5.49	$4.45	$5.19	$4.17
Capital Expenditures	$43	$23	$80	$36

Throughput (Mbpd)
Heavy Crude	10	—	5	—
Light crude	175	126	155	128
Other feedstocks	7	5	5	5
Total Throughput	192	131	165	133

Yield (Mbpd)
Gasoline and gasoline blendstocks	103	72	90	75
Diesel fuel	58	41	50	41
Jet fuel	15	10	14	11
Other	19	12	14	10
Total Yield	195	135	168	137

ANDEAVOR
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (in millions, except percentages)

Western Refining Acquisition Three and Six Months Ended June 30, 2017
Reconciliation of Net Earnings to EBITDA:
Net loss	$(32)
Add: Depreciation and amortization expenses	11
Add: Interest expenses, net	2
Add: Income tax benefit	(11)
EBITDA	$(30)

	Expected Annual EBITDA
	Los Angeles Integration and Compliance Project	Anacortes Isomerization Project	Marketing Acquisition
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$65	$20	10
Add: Projected depreciation and amortization expenses	20	5	10
Add: Projected income tax expense	40	15	5
Projected Annual EBITDA	$125	$40	25

	Andeavor Logistics	Andeavor Logistics Added Acquisition Opportunity
	2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$525	$ 30 - 40
Add: Depreciation and amortization expenses	235	15
Add: Interest and financing costs, net	240	—
Projected Annual EBITDA	$1,000	$ 45 - 55

Projected Annual Marketing Segment
Reconciliation of Segment Operating Income to Segment EBITDA:
Projected segment operating income	$925
Add: Depreciation and amortization expenses	75
Projected segment EBITDA	$1,000

	June 30, 2017	December 31, 2016
Debt to Capitalization Ratio Excluding Andeavor Logistics:
Andeavor consolidated debt (p)	$7,642	$6,933
Andeavor Logistics debt (p)	3,779	4,054
WNRL debt	346	—
Andeavor Debt Excluding Andeavor Logistics(p)	$3,517	$2,879

Total equity	$12,423	$8,127
Noncontrolling interest	3,545	2,662
Andeavor Stockholders’ Equity	$8,878	$5,465

Andeavor debt, net of unamortized issuance costs, to capitalization ratio (p)	38%	46%
Andeavor debt, net of unamortized issuance costs, to capitalization ratio excluding Andeavor Logistics, WNRL and noncontrolling interest (p)	28%	35%

(p)	These amounts and calculations are shown net of unamortized issuance costs.

FORWARD LOOKING STATEMENTS
This communication contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition by Andeavor Logistics LP (“ANDX”) of Western Refining Logistics, LP (“WNRL”), synergies and the shareholder value to result from the combined company, and the proposed buy-in of ANDX’s incentive distribution rights by Andeavor (“ANDV”) in exchange for common units of ANDX. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, the negotiation and execution, and the terms and conditions, of definitive agreements relating to the proposed transactions and the ability of ANDX, WNRL and/or ANDV, as applicable, to enter into or consummate such agreements, the risk that the proposed transactions do not occur, expected timing and likelihood of completion of the proposed transactions, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed acquisition that could reduce anticipated benefits or cause the parties to abandon the transactions, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could cause the parties to abandon the transactions, risks related to disruption of management time from ongoing business operations due to the proposed transactions, the risk that any announcements relating to the proposed transactions could have adverse effects on the market price of ANDX’s common units, WNRL’s common units or ANDV’s common stock, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of ANDX, WNRL and ANDV to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, the risk that the combined company may not buy back shares, the risk of the amount of any future dividend ANDX may pay, and other factors. All such factors are difficult to predict and are beyond ANDX’s, WNRL’s or ANDV’s control, including those detailed in ANDX’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on ANDX’s website at http://andeavorlogistics.com/ and on the SEC’s website at http://www.sec.gov, those detailed in WNRL’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on WNRL’s website at http://www.wnrl.com and on the SEC website at http://www.sec.gov, and those detailed in ANDV’s website at http://www.andeavor.com and on the SEC website at http://www.sec.gov. ANDX’s, WNRL’s and ANDV’s forward-looking statements are based on assumptions that ANDX, WNRL and ANDV believe to be reasonable but that may not prove to be accurate. ANDX, WNRL and ANDV undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

No Offer or Solicitation:

This communication relates to a proposed business combination between WNRL and ANDX and the proposed transaction between ANDX and ANDV. This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It:

In the event that the parties enter into definitive agreements with respect to the proposed transactions, ANDX and WNRL intend to file a registration statement on Form S-4, containing a consent statement/prospectus (the “S-4”) with the SEC. This communication is not a substitute for the registration statement, definitive consent statement/prospectus or any other documents that ANDX, WNRL or ANDV may file with the SEC or send to unitholders in connection with the proposed transaction. UNITHOLDERS OF ANDX AND WNRL AND SHAREHOLDERS OF ANDV ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM S-4 AND THE DEFINITIVE CONSENT STATEMENT/PROSPECTUS INCLUDED THEREIN IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, investors and security holders will be able to obtain copies of these documents, including the consent statement/prospectus, and any other documents that may be filed with the SEC in the event that the parties enter into definitive agreements with respect to the proposed transactions free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by ANDX will be made available free of charge on ANDX’s website at http://andeavorlogistics.com/ or by contacting ANDX’s Investor Relations Department by phone at 1-800-837-6768. Copies of documents filed with the SEC by WNRL will be made available free of charge on WNRL’s website at http://www.wnrl.com or by contacting WNRL’s Investor Relations Department by phone at 1-800-837-6768. Copies of documents filed with the SEC by ANDV will be made available free of charge on ANDV’s website at http://www.andeavor.com or by contacting ANDV’s Investor Relations Department by phone at 1-800-837-6768.